Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-220523 on Form S-8 and Registration Statement No. 333-226642 on Form S-3ASR of our report dated February 25, 2019, relating to (1) the consolidated financial statements and financial statement schedule of TPG RE Finance Trust, Inc., and (2) the effectiveness of TPG RE Finance Trust, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of TPG RE Finance Trust, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 25, 2019